FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-177891-08

-----Original Message-----
From: Rbs Abs Syndicate (RBS SECURITIES INC) [mailto:rbsgc.abs@bloomberg.net]
Sent: Monday, July 14, 2014 2:45 PM
Subject: NEW ISSUE CMBS: WFRBS 2014-C21 *PUBLIC ANNOUNCEMENT*

WFRBS COMMERCIAL MORTGAGE TRUST 2014-C21 - PUBLIC NEW ISSUE
**ANNOUNCEMENT** $1,242.225MM CMBS OFFERING

CO-LEAD MANAGERS & JT BOOKRUNNERS: RBS AND WELLS FARGO SECURITIES
CO-MANAGER: CITIGROUP

OFFERED CERTIFICATES - PUBLIC
CLASS	DBRS/MDY/MSTR	$SIZE(MM)	WAL	C/E	CUM LTV	NOI DY
A-1	AAA(sf)/Aaa(sf)/AAA	66.230	2.67	30.000%	34.6%	17.2%
A-2	AAA(sf)/Aaa(sf)/AAA	109.149	4.87	30.000%	34.6%	17.2%
A-3	AAA(sf)/Aaa(sf)/AAA	48.253	6.83	30.000%	34.6%	17.2%
A-4	AAA(sf)/Aaa(sf)/AAA	330.000	9.80	30.000%	34.6%	17.2%
A-5	AAA(sf)/Aaa(sf)/AAA	345.689	9.91	30.000%	34.6%	17.2%
A-SB	AAA(sf)/Aaa(sf)/AAA	98.736	7.23	30.000%	34.6%	17.2%
A-S	AAA(sf)/Aaa(sf)/AAA	92.677	9.93	23.500%	37.8%	15.8%
B	AA(low)(sf)/Aa3(sf)/AA-	98.023	9.93	16.625%	41.2%	14.5%
C	A(low)(sf)/A3(sf)/A-	53.468	9.93	12.875%	43.1%	13.9%
X-A	AAA(sf)/Aaa(sf)/AAA	1,090.734	N/A	N/A	N/A	N/A
X-B	AAA(sf)/NR/AAA	235.256	N/A	N/A	N/A	N/A

NON-OFFERED CERTIFICATES - PRIVATE (144A)
CLASS	DBRS/MDY/MSTR	$SIZE(MM)	WAL	C/E	CUM LTV	NOI DY
D	BBB(low)(sf)/NR/BBB-	83.765	9.93	7.000%	46.0%	13.0%

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE:	$1,425,796,349
NUMBER OF LOANS:	122
NUMBER OF PROPERTIES:	146
WA CUT-OFF LTV:	63.3%
WA BALLOON LTV:	55.2%
WA U/W DSCR:	1.98x
WA U/W NOI DEBT YIELD:	12.1%
WA MORTGAGE RATE:	4.608%
TOP TEN LOANS %:	42.2%
WA TERM TO MATURITY (MOS):	113
WA AMORTIZATION TERM (MOS):	351
WA SEASONING (MOS):	1

LOAN SELLERS:	WFB (41.2%), RBS (26.9%), LIG I (13.3%),
C-III (8.9%), BASIS (5.5%), NCB (4.2%)
TOP 5 PROPERTY TYPES:	OFFICE (27.9%), MULTIFAMILY (20.2%),
HOSPITALITY (18.9%), RETAIL (16.7%),
INDUSTRIAL (6.7%)

TOP 5 STATES:	MI(13.2%), NY(13.1%), CA(10.9%), PA(10.6%), VA(9.0%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION AND NCB, FSB
SPECIAL SERVICER:	CWCAPITAL ASSET MANAGEMENT AND NCB, FSB
SUBORDINATE CLASS REP:	AN AFFILIATE OF SEER CAPITAL MANAGEMENT, LP

DOCUMENTS & TIMING
TERM SHEET, ANNEX A:	ATTACHED
PRELIMINARY FWP:	MONDAY 7/14
PRESALE REPORTS:	EARLY WEEK OF 7/14
ANTICIPATED PRICING:	LATE WEEK OF 7/14 OR EARLY WEEK OF 7/21
ANTICIPATED SETTLEMENT:	AUGUST 12, 2014

ROADSHOW
HARTFORD, BREAKFAST:	TUES, 7/15 @ 8:30AM EST, MAX DOWNTOWN
BOSTON, LUNCH:	TUES, 7/15 @ 12:00PM EST, THE LANGHAM
MINNEAPOLIS, BREAKFAST:	TUES, 7/15 @ 7:30AM CST, GRAND HOTEL MINNEAPOLIS

NEW YORK 1x1's:	WED, 7/16
CONFERENCE CALLS:	UPON DEMAND

GLOBAL INVESTOR CALL
PRE-RECORDED:	WWW.NETROADSHOW.COM
REVIEW CODE :	AVAILABLE TUESDAY A.M.

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov . Alternatively, RBS Securities Inc. will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071.

-------------------------------------------------------------------------------
This communication has been prepared by RBS plc, RBS N.V. or affiliate. It may constitute an invitation to consider a derivatives transaction. It is not within the requirements to promote the independence of research or an offering document and is not an offer, recommendation, nor confirmation of terms. Certain transactions mentioned may give rise to substantial risks and may not be suitable for all investors. RBS may have positions, deal or make markets in these securities or related derivatives. Prices are based on current information and are subject to change. RBS makes no representation or warranties to accuracy or completeness. http://www.rbsm.com/psp/public/pagebuilder.aspx?page=co0150

********************************************************************
Invitation to consider a derivatives transaction: This
communication, where prepared by the sales and trading desk or desk strategists, may be marketing material, desk strategy and/or trader commentary.  It is not a product of the research department.  This material may constitute an invitation to consider entering into a derivatives transaction under U.S. CFTC Regulations §§ 1.71 and
23.605, where applicable, but is not a binding offer to buy/sell any financial instrument.  The views of the author may differ from others at The Royal Bank of Scotland plc, The Royal Bank of
Scotland N.V. and/or RBS Securities Inc. (collectively "RBS").

This message (including any attachments) is confidential and/or privileged. It is to be used by the intended recipients only. If you have received it by mistake please notify the sender by return
e-mail and delete this message from your system. Any unauthorized use or dissemination of this message in whole or in part is
strictly prohibited. Please note that e-mails are inherently insecure and susceptible to change. The Royal Bank of Scotland
Group, plc ("RBS") and its subsidiaries, and affiliates and
subsidiary undertakings, including but not limited to, RBS plc New
York and Connecticut Branches, RBS Securities Inc., The Royal Bank
of Scotland N.V. New York and Chicago Branches (formerly named ABN
AMRO Bank N.V.), Citizens Financial Group, Inc. and RBS Citizens,
N.A., shall not be liable for the improper or incomplete
transmission of the information contained in this communication or
Attachment nor for any delay in its receipt or damage to your system. RBS does not guarantee that the integrity of this
communication has been maintained nor that this communication is free of viruses, interceptions or interference. For the protection of RBS and its clients and customers, and in compliance with regulatory requirements, the contents of both incoming and outgoing
e-mail communications, which could include proprietary information and non-public personal information (‘NPPI’), may be reviewed. RBS and its subsidiaries and affiliates do not guarantee the accuracy of any email or attachment, that an email will be received or that
RBS or its affiliates and subsidiaries will respond to an email.
RBS makes no representations that any information contained in this message (including any attachments) are appropriate for use in all locations or that transactions, securities, products, instruments or services discussed herein are available or appropriate for sale or use in all jurisdictions, or by all investors or counterparties.
Those who utilize this information do so on their own initiative and are responsible for compliance with applicable local laws or regulations.

USA PATRIOT Act Customer Notice: To help the government fight the funding of terrorism and money laundering activities, federal law requires all U.S. financial institutions to obtain, verify, and record information that identifies each customer who opens an account. What this means to our customers: When we open an account on your behalf or we provide services to a business entity, we will ask for its name and address as well as a tax identification number for U.S. entities or other government issued identification number for non-US entities. In addition, we may also ask for documents and/or information relating to the business's formation as well as its principals and/or beneficial owners.
********************************************************************